EXHIBIT 99.1

                             COMPLIANCE CERTIFICATE

           To:       The Chase Manhattan Bank, as Indenture Trustee

           This Compliance Certificate is furnished pursuant to Section 2.12 of the 2000-A Servicing Supplement to the Basic Servicing Agreement dated as of November 1, 2000 among Financial Services Vehicle Trust, BMW Manufacturing LP and BMWFS, as Servicer (the "Servicing Supplement", and together with the Basic Servicing Agreement, the "Servicing Agreement") (all capitalized terms used herein without definition have the respective meanings specified in the Servicing Agreement)

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.         I am a duly authorized officer of the Servicer;

2. I have reviewed the terms of the Servicing Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Servicer and the performance of its obligations thereunder during the period from November 9, 2000 to December 31, 2000;

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Servicer Default or Potential Servicer Default, as each such term is defined under the Servicing Agreement, during the period from November 9, 2000 to December 31, 2000, except as set forth below.

           Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Servicer has taken, is taking, or proposes to take with respect to each such condition or event:


           IN WITNESS WHEREOF, I have affixed hereunto set my hand this 22nd day of March 2001.

By:    BMW Financial Services NA, LLC

By:    /s/ John Christman
       ------------------------------
       John Christman

Title: CEO